Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Washington Banking Company
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-129647, No. 333-57431 and No. 333-72436) of Washington Banking Company and Subsidiaries of our report dated March 12, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
/s/ MOSS ADAMS llp
Bellingham, Washington
March 12, 2007